STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The extension premium for the eight million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending October 31, 2013.

Dated this 11th day of July, 2013

The Aquila Group of Funds

/s/ Randall S. Fillmore
Randall S. Fillmore
Chief Compliance Officer

                                                                                                    06/30/13

Trust	Total Assets 06/30/13	Minimum Bond Required

Aquila Funds Trust	$299,866,576	$750,000

Aquila Municipal Trust	289,879,061	750,000

Aquila Narragansett Tax-Free Income Fund	244,124,623	600,000

Aquila Three Peaks Opportunity Growth Fund	51,841,563	400,000

Capital Cash Management Trust	1,001	50,000

The Cascades Trust	531,733,363	900,000

Churchill Cash Reserves Trust	1,001	50,000

Churchill Tax-Free Trust	259,029,146	750,000

Hawaiian Tax-Free Trust	863,188,157	1,000,000

Tax-Free Fund For Utah	409,587,390	750,000

Tax-Free Fund of Colorado	310,154,113	750,000

	$3,259,405,994	$6,750,000